Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated May 30, 2008 with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of MAIR Holdings, Inc. and Subsidiaries on Form 10-K for the year ended March 31, 2008.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of MAIR Holdings, Inc. and Subsidiaries on Forms S-8 (File No. 333-49138, effective November 2, 2000, File No. 33-22977, effective February 21, 1997, and File No. 33-22977, effective February 21, 1997).

/s/ GRANT THORNTON LLP

Minneapolis, Minnesota

May 30, 2008